                                   HALE LANE
                    ------------ATTORNEYS AT LAW------------

              5441 Kietzke Lane | Second Floor | Reno, Nevada 89511
               Telephone (775) 327-3000 | Facsimile (775) 786-6179
                        Website: http://www.halelane.com




                               September 30, 2005


Vyteris Holdings (Nevada), Inc.
13-01 Pollitt Drive
Fair Lawn, NJ  07410

        Re:     Registration Statement on Form SB-2

Ladies and Gentlemen:

        We are acting as special Nevada counsel for Vyteris Holdings (Nevada), Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 12,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock") of the Company, 8,333,333 shares of which represent at least 200% of the shares initially issuable upon conversion of certain convertible debentures (the "Convertible Debentures") issued by the Company and 4,166,667 shares of which represent at least 200% of the shares initially issuable upon exercise of certain warrants issued in connection with the Convertible Debentures (the "Warrants"), all of which are to be offered and sold, if at all, by certain stockholders of the Company (the "Selling Stockholders").

        We have reviewed and are familiar with (a) the Company's Articles of Incorporation, as amended, and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

        Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders, when issued in accordance with the conversion or exercise provisions of the Convertible Debentures or Warrants held by the Selling Stockholders, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Sincerely,

                                        /s/ HALE LANE PEEK DENNISON AND HOWARD
                                        Professional Corporation



                       HALE LANE PEEK DENNISON AND HOWARD
  LAS VEGAS OFFICE: 2300 West Sahara Avenue | Eighth Floor | Box 8 | Las Vegas,
            Nevada 89102 | Phone (702) 222-2500 | Fax (702) 365-6940
  CARSON CITY OFFICE: 777 East William Street | Suite 200 | Carson City, Nevada
               89701 | Phone (775) 684-6000 | Fax (775) 684-6001